NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (‘NYSE’ or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of Common Shares (the ‘Common Shares’) of Pacific Drilling S.A. (the 'Company') from listing and registration on the Exchange at the opening of business on October 30, 2017, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. The Exchange reached its decision pursuant to Section 802.01B of the Listed Company Manual (the 'Manual') because the Company fell below the continued listing standard requiring a listed company to maintain an average global market capitalization over a consecutive 30 trading day period of at least $15 million. 1. The Exchange, on September 12, 2017, determined that the Common Shares should be suspended from trading after the close, and directed the preparation and filing with the Commission of this application for the removal of the Common Shares from listing and registration on the Exchange. The Company was notified by phone and by letter on September 12, 2017. 2. Pursuant to the above authorization, a press release was issued on September 12, 2017and an announcement was made on the 'ticker' of the Exchange at the close of the trading session on September 12, 2017. Similar information was included on the Exchange's website. Trading in the Common Shares was suspended at the close of trading on September 12, 2017. 3. The Company had a right to appeal to the Committee of the Board of Directors of the Exchange, the determination to delist the Common Shares, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.